Exhibit 99.1

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•	JDA Software Group, Inc.	Contact Information
•	NEWS RELEASE	at End of Release
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JDA Software Announces Third Quarter 2010 Results
Record Revenue Drives Strong EPS; Solid Results Affirm Value of i2 Acquisition
Scottsdale, Ariz. — October 26, 2010 — JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced financial results for the third quarter ended September 30, 2010. JDA reported record total revenues of $158.4 million, a 65 percent increase from $95.9 million of revenue reported in third quarter 2009. Software license and subscription revenues in the third quarter 2010 increased 28 percent to $22.0 million from $17.3 million in third quarter 2009.
          Adjusted EBITDA increased 69 percent to $39.7 million in third quarter 2010 from $24.1 million in the third quarter of 2009. JDA also reported adjusted non-GAAP earnings per share for third quarter 2010 of $0.47, an increase from the $0.40 per share reported in third quarter 2009. Adjusted non-GAAP earnings exclude amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation and costs related to the acquisition and transition of i2 Technologies, Inc. (i2). GAAP net income attributable to common shareholders for third quarter 2010 was $8.3 million or $0.20 per share, compared to a net loss of $2.3 million or ($0.07) per share in third quarter 2009. Results for 2010 include the completion of the acquisition of i2 as of January 28, 2010.
          “The integration of JDA with i2 is now well underway and there are numerous indicators of the strength of the new combined company, maintenance margins and retention rates are at an all-time high, operating expenses as a percent of revenue have improved substantially, total revenue is running at record levels and finally, despite being handicapped by unprecedented one-time legal expenses, profits are at near-record levels,” said JDA President and Chief Executive Officer Hamish Brewer. “Additionally, although the software license revenue for the quarter was low, as predicted, the outlook is strong and we expect to achieve the higher end of our software revenue guidance range for the full year.”
Software and Subscription
          Software and subscription revenue increased 28 percent to $22.0 million in the third quarter 2010 from $17.3 million in the third quarter 2009. This increase was driven by the acquisition of i2. The average sales price for the trailing 12 months ended September 30, 2010 was $573,000 compared to $608,000 for the trailing 12 months ended June 30, 2010.

JDA Software Q3 2010 Earnings

Maintenance and Support Services
          Maintenance revenue increased 43 percent to $64.2 million in the third quarter 2010 from $45.0 million in the third quarter 2009. This increase was due to the acquisition of i2 and the year-over-year improvement in retention rates. The year-to-date retention rate in the third quarter 2010 increased to 95.9 percent from 92.7 percent in the third quarter 2009. Maintenance gross margins increased to 80 percent in the current quarter from 76 percent in the third quarter 2009 primarily due to the previously suspended maintenance revenue of $4.0 million that was recognized in the third quarter 2010.
Consulting Services
          Consulting services revenue increased 114 percent to $65.9 million in the third quarter 2010 from $30.9 million in the third quarter 2009. This increase was primarily due to the acquisition of i2 and increased implementation services work associated with larger JDA software product sales in 2009. During the third quarter 2010, the Company completed the contractual and administrative requirements necessary to recognize $7.6 million of consulting revenue and reimbursed expenses, along with the associated costs, related to work performed earlier in the year. Consulting services gross margins were 23 percent in third quarter 2010 compared to 26 percent in the third quarter 2009. This decrease was driven primarily by an increase in contractor costs in the third quarter 2010 and a decrease in utilization rates.
Other Financial Data
•	Operating expenses as a percent of revenue show the operating leverage effects of the i2 acquisition. Product development expenses as a percent of revenue improved to 11 percent in the third quarter 2010 compared to 13 percent in the third quarter 2009. Sales and marketing expenses as a percent of revenue improved to 13 percent in the third quarter 2010 compared to 17 percent in the third quarter 2009. General and administrative expenses as a percent of revenue improved to 11 percent in the third quarter 2010 compared to 13 percent in the third quarter 2009.

•	Legal expenses incurred in third quarter 2010 from inherited i2 litigation were $3.3 million primarily related to ongoing litigation related to the Dillard’s and Oracle matters.

•	DSO improved to 56 days at the end of third quarter 2010 from 66 days at the end of second quarter 2010. Compared to the third quarter in the prior year, DSO decreased from 57 days primarily due to continued focused collection efforts.

•	Net interest and other expense for the third quarter 2010 increased to $5.6 million from $0.7 million in the third quarter of 2009 due to interest on the senior notes issued in connection with the i2 acquisition and currency rate changes.

JDA Software Q3 2010 Earnings

•	Cash flow provided by operations was $29.4 million in third quarter 2010 compared to cash flow from operations of $20.0 million in third quarter 2009. The largest driver for the increase was a decrease in accounts receivable.

•	Cash and cash equivalents, including restricted cash, were $182.7 million at September 30, 2010, compared to $363.8 million at December 31, 2009, which included net proceeds from the issuance of $275.0 million of senior notes that were used to complete the acquisition of i2 on January 28, 2010.

•	Weighted average shares outstanding for the quarter ended September 30, 2010 were 42.2 million.
Third Quarter 2010 Highlights
          The following presents a high-level summary of JDA’s regional sales performance:
•	JDA reported $16.6 million in software license and subscription revenues in its Americas region during third quarter 2010, compared to $27.1 million in second quarter 2010 and $12.6 million in third quarter 2009. Customers that signed new software licenses in third quarter 2010 include: A&E Television Networks, Caterpillar Logistics Services, Inc., ConAgra Foods, Inc., Francesca’s Collections, and The Talbots, Inc.

•	Software license and subscription revenues in the Europe, Middle East and Africa (EMEA) region were $3.4 million in third quarter 2010, compared to $4.8 million in second quarter 2010 and $4.1 million in third quarter 2009. Gruppo PAM S.p.A. is among the customers that signed new software licenses in third quarter 2010.

•	JDA’s Asia-Pacific region posted software license and subscription revenues of $2.0 million in third quarter 2010, compared to $6.1 million in second quarter 2010 and $0.5 million in third quarter 2009. Wins in this region included: MediaTek, Qisda Corporation, Shanghai Hua Li Microelectronics Co., Ltd., and Western Marketing Corporation.
Nine Months Ended September 30, 2010 Results
•	Revenue for the nine months ended September 30, 2010 increased 61 percent to $448.4 million from $278.7 million for the nine months ended September 30, 2009. Adjusted EBITDA increased to $112.4 million for the first nine months ended September 30, 2010 from $69.5 million in the first nine months of 2009. The increases were primarily driven by the acquisition of i2.

•	Legal expenses incurred for the nine months ended September 30, 2010 from inherited i2 litigation were $6.3 million.

•	Adjusted non-GAAP earnings per share for the nine months ended September 30, 2010 was $1.34 compared to $1.13 per share for the nine months ended September 30, 2009. Adjusted non-GAAP

JDA Software Q3 2010 Earnings

earnings exclude amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation and costs related to the acquisition and transition of i2.
•	The GAAP net income applicable to common shareholders for the nine months ended September 30, 2010 was $11.9 million or $0.29 per share, compared to net income of $9.2 million or $0.26 per share for the nine months ended September 30, 2009.

•	Cash flow from operations was $39.0 million for the nine months ended September 30, 2010 compared to cash flow from operations of $80.5 million for the nine months ended September 30, 2009. The change in operating cash flow in the current period was caused by realized deferred revenues from the i2 acquisition where the cash was collected prior to the acquisition close date, an increase in receivables and deferred expenses and payments related to acquisition accruals.
Conference Call Information
          JDA Software Group, Inc. will host a conference call at 4:45 p.m. Eastern time today to discuss earnings results for its third quarter ended September 30, 2010. To participate in the call, dial 1-877-941-4775 (United States) or 1-480-629-9761 (International) and ask the operator for the “JDA Software Group, Inc. Third Quarter 2010 Earnings Conference Call.” A live audio webcast of the conference call and detailed slide deck can be accessed by logging onto www.jda.com in the Investor Relations section.
          A replay of the conference call will begin on October 26, 2010 at 8:00 p.m. Eastern time and will end on November 26, 2010. To hear a replay of the call over the Internet, access JDA’s website at www.jda.com.
About JDA Software Group, Inc.
     JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s multiple service options provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.
JDA Investor Relations Contacts:
Pete Hathaway, Executive Vice President/Chief Financial Officer
480-308-3000
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Software Q3 2010 Earnings

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$172,370	$75,974
Restricted cash	10,321	287,875
Accounts receivable, net	98,287	68,883
Deferred tax asset	57,836	19,142
Prepaid expenses and other current assets	32,643	15,667

Total current assets	371,457	467,541

Non-Current Assets:
Property and equipment, net	48,881	40,842
Goodwill	197,031	135,275
Other intangibles, net	199,200	119,661
Deferred tax asset	269,032	44,350
Other non-current assets	17,810	13,997

Total non-current assets	731,954	354,125

Total Assets	$1,103,411	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$19,017	$7,192
Accrued expenses and other liabilities	65,316	45,523
Income taxes payable	762	3,489
Deferred revenue	105,053	65,665

Total current liabilities	190,148	121,869

Non-Current Liabilities:
Long-term debt	272,572	272,250
Accrued exit and disposal obligations	5,836	7,341
Liability for uncertain tax positions	10,818	8,770
Deferred revenue	11,469	—

Total non-current liabilities	300,695	288,361

Total Liabilities	490,843	410,230

Stockholders’ Equity:
Common stock	438	363
Additional paid-in capital	545,984	356,065
Retained earnings	85,885	74,014
Accumulated other comprehensive income (loss)	7,000	3,267
Treasury stock	(26,739)	(22,273)

Total stockholders’ equity	612,568	411,436

Total liabilities and stockholders’ equity	$1,103,411	$821,666

JDA Software Q3 2010 Earnings

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES:
Software licenses	$16,276	$16,354	$72,865	$57,300
Subscriptions and other recurring revenues	5,758	896	15,851	2,860
Maintenance services	64,186	45,010	181,840	132,378

Product revenues	86,220	62,260	270,556	192,538

Consulting services	65,947	30,852	164,204	78,965
Reimbursed expenses	6,276	2,747	13,687	7,174

Service revenues	72,223	33,599	177,891	86,139

Total revenues	158,443	95,859	448,447	278,677

COST OF REVENUES:
Cost of software licenses	1,103	580	3,020	2,417
Amortization of acquired software technology	1,833	966	5,212	2,954
Cost of maintenance services	12,932	10,883	39,192	32,416

Cost of product revenues	15,868	12,429	47,424	37,787

Cost of consulting services	48,976	22,219	124,987	61,732
Reimbursed expenses	6,276	2,747	13,687	7,174

Cost of service revenues	55,252	24,966	138,674	68,906

Total cost of revenues	71,120	37,395	186,098	106,693

GROSS PROFIT	87,323	58,464	262,349	171,984

OPERATING EXPENSES:
Product development	17,373	12,495	54,131	37,732
Sales and marketing	20,258	15,888	65,830	46,310
General and administrative	17,546	12,305	55,044	35,001
Amortization of intangibles	9,966	5,753	28,447	17,880
Restructuring charges	4,172	2,543	16,478	6,705
Acquisition-related costs	473	—	8,081	—

Total operating expenses	69,788	48,984	228,011	143,628

OPERATING INCOME	17,535	9,480	34,338	28,356
Interest expense and amortization of loan fees	(6,169)	(346)	(18,437)	(971)
Interest income and other, net	558	1,006	1,039	886

INCOME BEFORE INCOME TAXES	11,924	10,140	16,940	28,271
Income tax provision	3,651	3,877	5,069	10,429

NET INCOME	$8,273	$6,263	$11,871	$17,842

Consideration paid in excess of carrying value on the repurchase of redeemable preferred stock	—	(8,593)	—	(8,593)

INCOME APPLICABLE TO COMMON SHAREHOLDERS	$8,273	$(2,330)	$11,871	$9,249

EARNINGS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS:
Basic earnings per share	$.20	$(.07)	$.29	$.26

Diluted earnings per share	$.20	$(.07)	$.29	$.26

SHARES USED TO COMPUTE
Basic earnings per share	41,774	33,505	40,939	35,076

Diluted earnings per share	42,234	33,505	41,517	35,329

JDA Software Q3 2010 Earnings

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

CASH FLOW INFORMATION

Net cash provided by (used in) operating activities:
Net Income	$8,273	$6,263	$11,871	$17,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,019	9,201	43,029	28,043
Provision for doubtful accounts	499	600	999	900
Amortization of loan fees	490	—	1,412	—
Share-based compensation expense	2,265	2,845	8,834	6,412
Net loss (gain) on disposal of property and equipment	1	(1)	(8)	(55)
Deferred income taxes	183	2,847	(121)	8,517
Changes in assets and liabilities, net of effects from business acquisitions:
Accounts receivable	16,137	2,716	1,281	19,536
Income tax receivable	194	(404)	2,225	(1,838)
Prepaid expenses and other current assets	963	2,906	(12,948)	(3,976)
Accounts payable	5,176	(1,454)	8,810	5,685
Accrued expenses and other liabilities	(1,762)	2,032	(15,837)	(11,478)
Income tax payable	(1,690)	15	(5,427)	380
Deferred revenue	(16,323)	(7,547)	(5,127)	10,560

	$29,425	$20,019	$38,993	$80,528

Net cash provided by (used in) investing activities:
Change in restricted cash	$1,459	$—	$277,554	$—
Purchase of i2 Technologies, Inc	—	—	(213,427)	—
Payment of direct costs related to acquisitions	(1,110)	(2,945)	(2,749)	(4,431)
Purchase of other property and equipment	(8,388)	(4,134)	(14,785)	(5,541)
Proceeds from disposal of property and equipment	282	8	631	62

	$(7,757)	$(7,071)	$47,224	$(9,910)

Net cash provided by financing activities:
Issuance of common stock under equity plans	$2,226	$9,882	$13,836	$14,524
Purchase of treasury stock and other, net	(887)	(2,367)	(4,645)	(6,266)
Redemption of redeemable preferred stock	—	(28,068)	—	(28,068)

	$1,339	$(20,553)	$9,191	$(19,810)

Effect of exchange rates on cash	3,184	407	988	1,973

Net increase (decrease) in cash and cash equivalents	26,191	(7,198)	96,396	52,781
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	146,179	92,675	75,974	32,696

CASH AND CASH EQUIVALENTS, END OF PERIOD	$172,370	$85,477	$172,370	$85,477

JDA Software Q3 2010 Earnings

JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

Net Income (GAAP BASIS)	$8,273	$6,263	$11,871	$17,842
Income tax provision	3,651	3,877	5,069	10,429
Interest expense and amortization of loan fees	6,169	346	18,437	971
Amortization of acquired software technology	1,833	966	5,212	2,954
Amortization of intangibles	9,966	5,753	28,447	17,880
Depreciation	3,218	2,482	9,368	7,209

EBITDA (earnings before interest, tax, depreciation and amortization)	33,110	19,687	78,404	57,285
Restructuring charges	4,172	2,543	16,478	6,705
Stock-based compensation	2,265	2,845	8,834	6,412
Acquisition-related costs	473	—	8,081	—
Non-recurring transition costs to integrate acquisition	198	—	1,638	—
Interest income and other non-operating income, net	(558)	(1,006)	(1,039)	(886)

Adjusted EBITDA	$39,660	$24,069	$112,396	$69,516

EBITDA, as a percentage of revenue	21%	21%	17%	21%

Adjusted EBITDA, as a percentage of revenue	25%	25%	25%	25%

NON-GAAP EARNINGS PER SHARE

Income before income taxes (GAAP BASIS)	$11,924	$10,140	$16,940	$28,271

Amortization of acquired software technology	1,833	966	5,212	2,954
Amortization of intangibles	9,966	5,753	28,447	17,880
Restructuring charges	4,172	2,543	16,478	6,705
Stock-based compensation	2,265	2,845	8,834	6,412
Acquisition-related costs	473	—	8,081	—
Non-recurring transition costs to integrate acquisition	198	—	1,638	—

Adjusted income before income taxes	30,831	22,247	85,630	62,222
Adjusted income tax expense	10,791	8,009	29,971	22,261

Adjusted net income	$20,040	$14,238	$55,659	$39,961

Adjusted non-GAAP diluted earnings per share	$0.47	$0.40	$1.34	$1.13

Shares used to compute non-GAAP diluted earnings per share	42,234	35,678	41,517	35,329

JDA Software Q3 2010 Earnings

JDA SOFTWARE GROUP, INC.
SUPPLEMENTAL DATA
(dollars in thousands)

	Software & Subscription Revenues by Geographic Region
	Three Months Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Americas	$16,590	$27,080	$18,917	$19,084	$12,624

EMEA	3,405	4,773	5,403	6,417	4,084

Asia/Pacific	2,039	6,105	4,404	3,125	542

Total	$22,034	$37,958	$28,724	$28,626	$17,250

	Business Segment Data
	Three Months Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Supply Chain
Total Revenues	$153,706	$152,931	$125,233	$99,410	$88,608
Operating Income	50,435	52,638	39,904	33,882	29,054
Operating Income Margin	33%	34%	32%	34%	33%

Pricing and Revenue Management
Total Revenues	$4,737	$5,442	$6,398	$7,713	$7,251
Operating Income (Loss)	(743)	(453)	607	986	1,027
Operating Income Margin	(16%)	(8%)	9%	13%	14%

	New vs. Install-Base Software Sales and Subscription Revenues
	Three Months Ended
	9/30/2010		6/30/2010		3/31/2010		12/31/2009		9/30/2009
New Sales	$2,603	12%	$8,080	21%	$8,415	29%	$4,515	16%	$3,317	19%
Install-Base Sales	19,431	88%	29,878	79%	20,309	71%	24,111	84%	13,933	81%

Total	$22,034		$37,958		$28,724		$28,626		$17,250

	ASP, Multi-Product Deals & Large Deal Counts
	Last Twelve Months Ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2010
Average Sales Price (ASP)	$573	$608	$618	$630	$733
Multiple-Product Deals	17	18	21	20	19
Large Deal Count (>= $1 million )	25	25	24	19	16

Quota Carrying Sales Representatives	98	92	96	75	75

JDA Software Q3 2010 Earnings

	Summary of Revenue Contribution in Third Quarter 2010
	JDA		i2		Combined
Software and Subscription Revenues	$9,629	44%	$12,405	56%	$22,034
Maintenance Revenues	46,518	72%	17,668	28%	64,186

Product Revenues	56,147	65%	30,073	35%	86,220

Service Revenues	38,374	53%	33,849	47%	72,223

Total Revenues	$94,521	60%	$63,922	40%	$158,433

	Summary of Revenue Contribution in First Nine Months of 2010
	JDA		i2		Combined
Software and Subscription Revenues	$47,235	53%	$41,481	47%	$88,716
Maintenance Revenues	138,426	76%	43,414	24%	181,840

Product Revenues	185,661	69%	84,895	31%	270,556

Service Revenues	108,669	61%	69,222	39%	177,891

Total Revenues	$294,330	66%	$154,117	34%	$448,447

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
          This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, Mr. Brewer’s statement that the software license outlook is strong and we expect to achieve the higher end of our software revenue guidance range for the full year. We remind our investors and prospective investors that future events may involve risks and uncertainties. Risks and uncertainties that may affect our business are detailed from time to time in the ``Risk Factors’’ section and other sections of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release, except as required by law.
Use of Non-GAAP Financial Information
          This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management’s presentation of non-GAAP financial measures is intended to be supplemental in nature and should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.
Use and Economic Substance of Non-GAAP Financial Measures Used by JDA
          The Company uses non-GAAP measures of performance, including adjusted net income, EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, in its public statements. Management uses, and chooses to disclose, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help the Company to identify underlying trends in its results of operations; (ii) the Company uses non-GAAP earnings measures, including EBITDA, as a measure of profitability because such measures help the Company compare its performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting. The Company also internally uses adjusted EBITDA measures for determining (a) compliance with certain financial covenants in its credit agreement and (b) executive and employee compensation. Set forth below are additional reasons why specific items are excluded from the Company’s non-GAAP financial measures:
•	Amortization charges for acquired software technology are excluded because they result from prior acquisitions, rather than ongoing operations, and absent additional acquisitions, are expected to decline over time.

JDA Software Q3 2010 Earnings

•	Amortization charges for other intangibles are excluded because they are non-cash expenses, and while tangible and intangible assets support our business, we do not believe the related amortization costs are directly attributable to the operating performance of our business.

•	Restructuring charges are significant non-routine expenses that cannot be predicted and typically relate to a change in our business model or to a change in our estimate of the costs to complete a plan to exit an activity of an acquired company. The exclusion of these charges promotes period-to-period comparisons and transparency. Such charges are primarily related to severance costs and/or the disposition of excess facilities driven by the changes to our business model.

•	Stock-based compensation is not an expense that typically requires or will require cash settlement by the Company.

•	Acquisition-related costs associated with the acquisition of i2 and the non-recurring transition costs to integrate the acquisition are significant non-routine expenses. Exclusion of these costs promotes period-to-period comparisons and transparency as we do not believe these costs are directly attributable to the operating performance of our business.
Material Limitations (and Compensation thereof) Associated with the Use of Non-GAAP Financial Measures
          Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP results. In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
Some of the limitations in relying on non-GAAP financial measures are:
•	Amortization of acquired technology and intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

•	The Company may engage in acquisition transactions in the future. In addition, we incur other restructuring charges from time to time when necessary to adjust our business model. Restructuring related charges may therefore continue to be incurred and should not be viewed as non-recurring.

•	Stock-based compensation is an important component of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.

•	Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.
          We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. We also provide reconciliations of each non-GAAP financial measure to our most directly comparable GAAP measure, and we encourage investors to review carefully those reconciliations.
Usefulness of Non-GAAP Financial Measures to Investors
          The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons. First, such non-GAAP financial measures provide investors and management an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. Second, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare the Company’s performance across financial reporting periods.
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260